UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 22 , 2010	000-51068
Date of Report (Date of earliest event reported)	Commission File Number

YUKON GOLD CORPORATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2243048
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification Number)
organization)

1226 White Oaks Blvd.
Suite 10A
Oakville, ON L6H 2B9, Canada
(Address of Principal Executive Offices) (Zip Code)

(905) 845-1073
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01    Other Events

On December 21, 2010, Yukon Gold Corporation, Inc. (“Yukon Gold”) and District Gold Inc. (“District”) entered into a non-binding Letter of Intent (the “LOI”) concerning the purchase of two mineral claim groups in the State of Nevada (together, the “District Property”), one of which was formerly an operating mine. The LOI contemplates District will receive shares of Yukon Gold as consideration for such District Property, as described below.

The LOI further contemplates that immediately prior to closing (the “Closing”) of a definitive agreement (the “Definitive Agreement”) for the purchase and sale of the District Property, Yukon Gold will move its corporate domicile from the State of Delaware to the State of Nevada. In order to effect such move, Yukon Gold will merge (the “Re-Domiciliation Merger”) into a wholly-owned subsidiary formed in Nevada (“Yukon-Nevada”) with the surviving corporation being the Nevada corporation. Yukon-Nevada would have authorized capital of 500,000,000 shares of common stock. Pursuant to the terms of the Re-Domiciliation Merger, each five (5) shares of Yukon Gold would be exchanged for one (1) share of Yukon-Nevada in the Re-Domiciliation Merger. Immediately following the Closing, Yukon-Nevada will issue to District, 14,000,000 shares of its common stock as consideration for the District Property.

Yukon Gold will seek shareholder approval for, among other things, the Re-Domiciliation Merger and certain proposed amendments to its 2006 Stock Option Plan.

The foregoing transactions are subject to the arrangement of financing (the “Financing”) of not less than $2,000,000 to be arranged by Yukon Gold and District. The LOI will terminate if the Definitive Agreement has not been fully executed by February 1, 2011 or the Financing has not been completed by March 31, 2011. In the event the LOI is terminated, District is required to reimburse Yukon Gold costs it incurred related to the contemplated transactions, capped at $65,000.

Item 9.01  –  Exhibits

99.1	Press Release of the Company entitled “Yukon Gold Corporation, Inc. to Acquire a Former Producing Gold Mine” dated December 22, 2010

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUKON GOLD CORPORATION, INC.

Date: December 22 , 2010	By:	/s/ Kathy Chapman
Kathy Chapman, Chief Financial Officer